Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
Mercantile Bank Corporation Reports First Quarter 2009 Results
GRAND RAPIDS, Mich., April 15, 2009 (GLOBE NEWSWIRE) — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported a net loss of $4.5 million, or ($0.53) per diluted share for the first quarter of 2009 compared with a net loss of $3.7 million, or ($0.44) per diluted share, for the first quarter of 2008. Mercantile’s profit performance was primarily impacted by a large provision for loan and lease losses taken in response to additional deterioration in the quality of its loan portfolio. The increase in first quarter problem loans reflects the increasingly pervasive impact of the declining Michigan economy. The majority of the increase in nonperforming loans consists of commercial real estate and loans associated with the automotive industry.
Michael Price, Chairman and CEO of Mercantile Bank Corporation, stated, “Our Michigan economy has suffered a longer and greater decline than almost every other state, and it is taking an increasing toll on our borrowers. Over the past 18 months, we’ve developed contingency plans in response to declining real estate values and borrower cash flows, and believe we are reasonably well-positioned to ride out this cycle. This quarter was especially difficult for some of our borrowers. We are seeing companies that comprise the bedrock of our economies become increasingly challenged, and in certain cases, closing their doors. In this stressed environment, we are all becoming more conservative in terms of how we — customers and the Bank alike — manage our businesses. We recognize the importance of staying close to the business community — both for market knowledge and future business — so our market profile is even more visible today than in the past, despite a lower level of business development.
“We are maintaining our operating efficiencies even though the burden of increased credit and regulatory costs is greater each quarter. Our capital ratios are relatively stable, our funding mix is improving, and we remain focused on credit administration. We appreciate the confidence of our customers and value our employees for their continued commitment.”

Operating Results
Total revenue for first quarter 2009, consisting of net interest income and noninterest income, was $13.8 million, up 4.2 percent from the $13.3 million reported for the first quarter of 2008. Net interest income was $11.8 million in 2009 compared to $11.4 million for the year-ago quarter, an increase of 3.7 percent; average earning assets grew 7.0 percent year-over-year, partially offset by a five-basis point decline in the net interest margin, to 2.28 percent. Compared with the fourth quarter of 2008, net interest income declined by $0.7 million, or 5.6 percent, from the impact of a 12-basis point decline in the net interest margin, while average earning assets were virtually unchanged. Mr. Price commented, “Although total earning assets remained stable compared with the fourth quarter, the mix has changed toward greater liquidity. We reduced our loan and lease portfolio during the quarter, while our local deposits have increased; both trends accelerated during the latter half of the first quarter. The surplus liquidity will be absorbed through the reduction of brokered CDs in the early part of the second quarter, but meanwhile, we invested these funds in short term CDs and Fed Funds. The higher levels of short term investments and nonaccruing assets this quarter contributed to a decline in our average earning asset yield, which was partially offset by a continuing decline in funding costs.”
Noninterest income was $2.0 million, up 7.5 percent from the $1.9 million generated in the first quarter of 2008, primarily from increased mortgage banking activities and rental income from foreclosed properties, which more than offset lower bank owned life insurance income.
The provision for loan and lease losses was $10.4 million for first quarter 2009 compared with $4.0 million for the fourth quarter of 2008 and $9.1 million for the year-ago quarter. The larger first quarter 2009 provision expense relative to fourth quarter 2008 primarily reflects a higher level of nonperforming loans identified this past quarter and increased reserve levels to provide for potential future losses in the existing portfolio. The allowance for loan and lease losses was 1.79 percent of total loans and leases at March 31, 2009 compared to 1.46 percent at December 31, 2008, and 1.67 percent at March 31, 2008.
For the first quarter of 2009, noninterest expense was $10.8 million, up $443,000, or 4.3 percent, from the $10.3 million reported for the 2008 first quarter. Controllable expenses were well-managed, with salaries, benefits, occupancy and furniture/equipment expenses down $348,000, or 4.8 percent. Virtually all of the increase in noninterest expense relates to costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs, and write-downs on foreclosed properties, as well as increased FDIC insurance premium assessments. Credit administration costs of $983,000 and FDIC insurance premiums of $634,000 for the current quarter have both more than doubled since the year-ago first quarter.
Balance Sheet
Total assets were $2.24 billion as of March 31, 2009, an increase of $123.8 million, or 5.9 percent, above the prior-year first quarter, but were $31.8 million lower than year-end 2008. Mercantile’s balance sheet became significantly more liquid during the first quarter of 2009, reflecting increased local retail and municipal deposits and a lower level of loans and leases outstanding. At March 31, 2009, total deposits were $1.65 billion, up $51.7 million, or 3.2 percent, from year-end. Over the same 3-month period, total loans and leases declined by $78.9 million, or 4.2 percent, to $1.78 billion at March 31, 2009. Excess liquidity was reflected in a higher level of Fed Funds and CD balances, ending the first quarter at $120.1 million, up $111.1 million since year-end 2008.

Nearly all categories of loans reduced moderately since year-end, but the greatest decline ($53.1 million) occurred in the commercial and industrial (“C&I”) loan portfolio, where usage of commercial lines of credit reduced by $40 million. “This decline reflects the slowdown in business activity we are seeing in our markets; by now, excess inventory has been managed down to lower levels and accounts receivable balances have declined due to reduced sales volumes,” added Price. “We are also systematically reducing our exposure to real estate-related loans, but this will be a prolonged process until the health of our economy and our borrowers improves.” At March 31, 2009, approximately 73 percent of Mercantile’s loan portfolio was secured by real estate, including commercial real estate (“CRE”) loans of $915.9 million and construction and land development (“C&D”) loans of $251.6 million, which accounted for 51.5 percent and 14.2 percent, respectively, of total loans and leases. C&I loans accounted for about 26 percent of outstanding loans.
First quarter deposit growth of $51.7 million represents the net result of a noteworthy shift in funding mix. Local deposits, primarily time deposits, increased by $133.9 million, or 28.5 percent, while brokered deposits declined by $82.2 million, or 7.3 percent. “It is gratifying that Mercantile’s reputation in its markets is such that we are attracting more local deposits than ever — from new as well as existing customers. We plan to apply our surplus liquidity to reduce brokered deposits as they come due in the first part of the second quarter,” Mr. Price commented.
Asset Quality
“We substantially increased our loan and lease loss reserve for CRE and C&I loans during the first quarter,” added Mr. Price. “This was a direct result of the ongoing economic downturn. Where a year ago the weakness was largely manifested within the residential real estate development portfolio, the recent sharp downturn in auto and retail sales further stressed borrowers related to these industries. As we did a year ago with our residential real estate development portfolio, we felt it prudent to substantially enhance our loan and lease loss reserve to reflect the increased risk in our CRE and C&I portfolios.”
At March 31, 2009, nonperforming assets totaled $83.7 million, or 3.74 percent of total assets, up from $57.4 million (2.60 percent of total assets) at December 31, 2008 and $40.6 million (1.92 percent of total assets) at March 31, 2008. Approximately 43 percent of nonperforming loans were contractually current on payments as of March 31, 2009. The $26.3 million net increase in nonperforming assets during the first quarter of 2009 reflects the addition of $34.1 million of new nonperforming loans, loan paydowns, sales of foreclosed real estate and write-downs of foreclosed properties totaling $3.6 million, and net loan and lease charge-offs of $4.2 million.
Of the net $26.3 million increase in nonperforming assets, approximately 85 percent consists of CRE and C&I. Nonperforming CRE loans and foreclosed real estate totaled $37.1 million as of March 31, 2009 compared to $22.8 million as of December 31, 2008, while $13.2 million of C&I loans were classified as nonperforming, up from $5.1 million in the fourth quarter. Residential C&D and owner-occupied residential loans showed only modest deterioration from the previous quarter.
For the first quarter of 2009, net loan and lease charge-offs totaled $5.6 million, or 1.25 percent of average loans and leases (annualized), compared with $6.4 million (1.37 percent annualized) for the fourth quarter of 2008, and $5.0 million (1.11 percent annualized) for the prior-year first quarter. The majority of first quarter 2009 net loan and lease charge-offs were associated with C&I loans and owner-occupied residential loans, $2.5 million and $1.4 million, respectively.

Capital Position
Shareholders’ equity totaled $169.3 million at March 31, 2009, a decline of $5.0 million, or 2.9 percent, from the level of equity at December 31, 2008. The Bank remains “well-capitalized” under regulatory capital requirements, with a total risk-based capital ratio of 10.59 percent as of March 31, 2009 compared with 10.80 percent at December 31, 2008. The Bank’s total regulatory capital as of March 31, 2009 was approximately $12.0 million in excess of the minimum amount required to be categorized as “well-capitalized. Total shares outstanding at first quarter-end were 8,597,526.
On April 13, 2009, Mercantile received preliminary approval for $21.0 million under the Treasury Department’s Capital Purchase Program. Mr. Price commented, “We will be evaluating our potential participation in the Treasury’s Capital Purchase Program over the next few weeks and will make our decision at a later date.
“At this time,” Price concluded, “we believe Mercantile’s interests are best served by adopting a defensive posture in the marketplace as we seek to preserve our most important resources: our capital and the loyalty of our customers and our staff.”
About Mercantile Bank Corporation
Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals, and governmental units, the Bank differentiates itself on the basis of service quality and its banking staff expertise. Mercantile has nine full-service banking offices in Grand Rapids, Holland, Lansing, Ann Arbor, and Oakland County, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Mercantile Bank Corporation
First Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2009	2008	2008
	(Unaudited)	(Audited)	(Unaudited)

ASSETS
Cash and due from banks	$17,155,000	$16,754,000	$31,903,000
Short term investments	30,032,000	100,000	537,000
Federal funds sold	90,099,000	8,950,000	0

Total cash and cash equivalents	137,286,000	25,804,000	32,440,000

Securities available for sale	161,484,000	162,669,000	133,978,000
Securities held to maturity	65,451,000	64,437,000	65,318,000
Federal Home Loan Bank stock	15,681,000	15,681,000	12,230,000

Loans and leases	1,778,057,000	1,856,915,000	1,794,310,000
Allowance for loan and lease losses	(31,884,000)	(27,108,000)	(29,957,000)

Loans and leases, net	1,746,173,000	1,829,807,000	1,764,353,000

Premises and equipment, net	31,697,000	32,334,000	34,178,000
Bank owned life insurance policies	42,807,000	42,462,000	39,553,000
Accrued interest receivable	8,597,000	8,513,000	9,132,000
Other assets	30,588,000	26,303,000	24,766,000

Total assets	$2,239,764,000	$2,208,010,000	$2,115,948,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$112,617,000	$110,712,000	$121,755,000
Interest-bearing	1,538,666,000	1,488,863,000	1,432,995,000

Total deposits	1,651,283,000	1,599,575,000	1,554,750,000

Securities sold under agreements to repurchase	91,982,000	94,413,000	83,184,000
Federal funds purchased	0	0	15,800,000
Federal Home Loan Bank advances	260,000,000	270,000,000	230,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	16,825,000	19,528,000	4,086,000
Accrued expenses and other liabilities	17,339,000	17,132,000	20,843,000

Total liabilities	2,070,419,000	2,033,638,000	1,941,653,000

SHAREHOLDERS’ EQUITY
Common stock	172,194,000	172,353,000	173,134,000
Retained earnings (deficit)	(5,770,000)	(1,281,000)	(60,000)
Accumulated other comprehensive income (loss)	2,921,000	3,300,000	1,221,000

Total shareholders’ equity	169,345,000	174,372,000	174,295,000

Total liabilities and shareholders’ equity	$2,239,764,000	$2,208,010,000	$2,115,948,000

Mercantile Bank Corporation
First Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2009	March 31, 2008
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans and leases, including fees	$25,185,000	$29,063,000
Investment securities	2,776,000	2,802,000
Federal funds sold	47,000	86,000
Short term investments	13,000	4,000

Total interest income	28,021,000	31,955,000

INTEREST EXPENSE
Deposits	12,841,000	17,103,000
Short term borrowings	440,000	551,000
Federal Home Loan Bank advances	2,452,000	2,329,000
Long term borrowings	483,000	589,000

Total interest expense	16,216,000	20,572,000

Net interest income	11,805,000	11,383,000

Provision for loan and lease losses	10,400,000	9,100,000

Net interest income after provision for loan and lease losses	1,405,000	2,283,000

NONINTEREST INCOME
Service charges on accounts	512,000	504,000
Other income	1,520,000	1,386,000

Total noninterest income	2,032,000	1,890,000

NONINTEREST EXPENSE
Salaries and benefits	5,552,000	5,774,000
Occupancy	921,000	974,000
Furniture and equipment	467,000	540,000
Other expense	3,832,000	3,041,000

Total noninterest expense	10,772,000	10,329,000

Income (loss) before federal income tax expense (benefit)	(7,335,000)	(6,156,000)

Federal income tax expense (benefit)	(2,846,000)	(2,418,000)

Net income (loss)	$(4,489,000)	$(3,738,000)

Basic earnings (loss) per share	($0.53)	($0.44)

Diluted earnings (loss) per share	($0.53)	($0.44)

Average basic shares outstanding	8,480,985	8,465,148

Average diluted shares outstanding	8,480,985	8,465,148

Mercantile Bank Corporation
First Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
(dollars in thousands except per share data)	2009	2008	2008	2008	2008

EARNINGS
Net interest income	$11,805	12,505	11,728	10,592	11,383
Provision for loan and lease losses	$10,400	4,000	1,900	6,200	9,100
Noninterest income	$2,032	1,818	1,817	1,758	1,890
Noninterest expense	$10,772	10,506	10,513	10,777	10,329
Net income (loss)	$(4,489)	313	1,079	(2,612)	(3,738)
Basic earnings (loss) per share	$(0.53)	0.04	0.13	(0.31)	(0.44)
Diluted earnings (loss) per share	$(0.53)	0.04	0.13	(0.31)	(0.44)
Average shares outstanding	8,480,985	8,475,991	8,472,569	8,469,097	8,465,148
Average diluted shares outstanding	8,480,985	8,532,153	8,530,347	8,469,097	8,465,148

PERFORMANCE RATIOS
Return on average assets	(0.81%)	0.06%	0.20%	(0.49%)	(0.71%)
Return on average common equity	(10.50%)	0.72%	2.53%	(6.09%)	(8.44%)
Net interest margin (fully tax-equivalent)	2.28%	2.40%	2.30%	2.15%	2.33%
Efficiency ratio	77.85%	73.35%	77.62%	87.26%	77.82%
Full-time equivalent employees	298	303	307	318	317

CAPITAL
Period-ending equity to assets	7.56%	7.90%	7.76%	7.75%	8.24%
Tier 1 leverage capital ratio	8.49%	9.17%	9.34%	9.50%	9.69%
Tier 1 risk-based capital ratio	9.38%	9.68%	9.61%	9.71%	10.05%
Total risk-based capital ratio	10.63%	10.93%	10.86%	10.96%	11.33%
Book value per share	$19.70	20.29	20.08	19.66	20.43
Cash dividend per share	$0.04	0.04	0.04	0.08	0.15

ASSET QUALITY
Gross loan charge-offs	$5,740	6,564	4,462	4,431	5,137
Net loan charge-offs	$5,624	6,403	4,271	4,275	4,957
Net loan charge-offs to average loans	1.25%	1.37%	0.91%	0.95%	1.11%
Allowance for loan and lease losses	$31,884	27,108	29,511	31,881	29,957
Allowance for loan losses to total loans	1.79%	1.46%	1.58%	1.73%	1.67%
Nonperforming loans	$74,369	49,303	42,047	43,297	35,259
Other real estate and repossessed assets	$9,378	8,118	5,743	3,322	5,371
Nonperforming assets to total assets	3.74%	2.60%	2.17%	2.16%	1.92%

END OF PERIOD BALANCES
Loans and leases	$1,778,057	1,856,915	1,870,799	1,840,793	1,794,310
Total earning assets (before allowance)	$2,140,804	2,108,752	2,099,408	2,048,703	2,006,373
Total assets	$2,239,764	2,208,010	2,207,359	2,163,354	2,115,948
Deposits	$1,651,283	1,599,575	1,575,713	1,544,704	1,554,750
Shareholders’ equity	$169,345	174,372	171,348	167,713	174,295

AVERAGE BALANCES
Loans and leases	$1,821,428	1,858,701	1,852,848	1,812,898	1,793,726
Total earning assets (before allowance)	$2,155,278	2,116,540	2,073,787	2,029,494	2,015,210
Total assets	$2,254,307	2,214,412	2,172,859	2,125,731	2,115,468
Deposits	$1,658,323	1,588,615	1,550,544	1,531,853	1,578,545
Shareholders’ equity	$173,414	172,374	169,241	171,902	177,632